UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CENTURYLINK, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0651161
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 CenturyLink Drive Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered
Series CC Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A Offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A/A (Amendment No. 1) amends the Registration Statement on Form 8-A filed by CenturyLink, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 11, 2019 (the “Registration Statement”), relating to the Section 382 Rights Agreement (the “Original Plan”) by and between the Company and Computershare, Inc., as rights agent. Such Registration Statement is hereby incorporated herein by reference.

On May 9, 2020, the Company entered into an amendment and restatement of the Original Plan (as so amended and restated, the “Amended and Restated Rights Plan”) to (i) allow STT Crossing Ltd. and its affiliates to acquire a relatively small percentage of additional shares of the Company’s outstanding common stock subject to certain terms and conditions contained therein and (ii) make certain other ministerial, clarifying and conforming changes.

On November 20, 2020, the Company entered into that certain First Amendment to be effective as of December 1, 2020 (the “First Amendment”) to the Company’s Amended and Restated Rights Plan. The First Amendment (i) extends the expiration date of the Amended and Restated Plan from December 1, 2020 to December 1, 2023; (ii) provides for early termination of the Amended and Restated Plan if the Company fails to obtain shareholder approval of the First Amendment by December 1, 2021; (iii) removes certain procedural requirements governing additional acquisitions of the Company’s common stock by STT Crossing Ltd. and its affiliates; and (iv) otherwise retains all other terms and provisions of the Amended and Restated Plan, including certain other specified early termination events and the rights’ $28 per unit purchase price.

The foregoing summary description of the First Amendment is intended to provide a general description only, does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is incorporated by reference as Exhibit 4.2 hereto. The Amended and Restated Plan is described in, and included as an exhibit to, the Company’s below-referenced Current Report on Form 8-K filed with the SEC on May 10, 2019.

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description

3.1	Composite Amended and Restated Articles of Incorporation of CenturyLink, Inc., as amended through May 22, 2019 (incorporated by reference to Exhibit 3.1 to CenturyLink, Inc.’s Quarterly Report on Form 10-Q (File No. 001-07784) filed with the Securities and Exchange Commission on August 8, 2019).

3.2	Bylaws of CenturyLink, Inc., as amended and restated through August 24, 2017 (incorporated by reference to Exhibit 3.1 of CenturyLink, Inc.’s Current Report on Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on August 24, 2017).

4.1	Amended and Restated Section 382 Rights Agreement, dated May 9, 2019, by and between CenturyLink, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of CenturyLink, Inc.’s Current Report on Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on May 10, 2019).

4.2	First Amendment to the Amended and Restated Section 382 Rights Agreement, effective as of December 1, 2020, by and between CenturyLink, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to CenturyLink, Inc.’s Current Report on Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on November 25, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CENTURYLINK, INC.

Date: November 27, 2020

	By:	/s/ Eric J. Mortensen
Eric J. Mortensen
Senior Vice President and Controller